EXHIBIT  99.1

April 8, 2009

Dear Shareholder:

I am writing to report on the significant progress we are making in the realization of our water supply and storage business and to give you a clearer idea of what to expect in the near future.  We believe the Project is on a clear path, and over the next few months, we will be announcing elements of a multi-pronged plan to secure environmental approval, sign agreements with customers, and ultimately begin construction of the Project.

The timing of our success couldn’t be more critical.  As you know, California is in the midst of a severe long-term water crisis.  In February, Governor Arnold Schwarzenegger declared a “state of emergency” to address severe statewide shortages stemming from consecutive dry winters and judicial decisions limiting the importation of water from the San Francisco Bay Delta system.  Last week, the California Department of Water Resources released data indicating this year’s snowpack at just 81 percent of normal while levels in state reservoirs have sunk to near historic lows.  Meanwhile, deliveries to local agencies from the State Water Project have been slashed to just 20 percent of normal.

As a result, water providers in both Northern and Southern California are being forced to implement a series of emergency measures, including mandatory rationing, restrictions on use, and tiered pricing.  The economics of water are changing rapidly in California, and they are changing for the long-term.  For water managers, securing the reliable delivery of a high quality, sustainable and renewable groundwater source – as Cadiz offers – is the obvious first option.

Cadiz is uniquely positioned to meet this growing demand.  Our land sits on top of one of Southern California’s largest natural reservoirs.  The underlying aquifer system contains a pure, fresh and renewable water supply totaling millions of acre-feet.  Sustainably managed, it can reliably deliver up to 150,000 acre-feet in any dry year.  In wet years it can be used to conserve up to two million acre-feet of surplus water – making it one of California’s largest reservoirs – and without disturbing a single acre of riparian habitat.

Last September we announced a decisive step forward in the Project.  In an agreement with the Arizona and California Railroad Company, we gained the right to build an underground water conveyance pipeline linking our property and the Colorado River Aqueduct using a portion of the railroad’s private right-of-way.  Because this new pipeline route does not cross federal land, as previous plans envisioned, the Project requires approval only by local and state agencies, a process already underway.

The first quarter of 2009 was extremely productive in our contacts with potential customers.  With the pipeline route agreement in place, we have been systematically engaged in a series of negotiations with private and public water suppliers in Southern California who are looking for ways to offset imminent supply shortages.  Working with these potential customers, we customized the terms of our offer.  I am pleased to report that we have expressions of interest exceeding the projected capacity of the entire Project.

In parallel, we have been in negotiations with a long-term operator for the Project and expect to announce an agreement in the very near future.  We feel this agreement will significantly strengthen Cadiz’s offer, adding decades of operational expertise in the sustainable, nuts-and-bolts management of groundwater systems.  It will be a key element in our long-term operational success.

While working to bring the water Project to fruition, we are also pursuing plans to enlarge Cadiz’s footprint as a renewable resources company.  We are currently in active negotiations with several major solar power developers interested in harnessing our property’s potential as a major source of clean energy.  Our holdings in the desert regions of eastern San Bernardino County are ideally situated in the heart of one of California’s most favorable zones for large-scale solar power generation.  With vast, contiguous acreage, near constant sunshine, and a reliable water source, these lands have the potential to generate several thousands of megawatts of clean power each year.  In contrast with most competing solar development plans in the Mojave region which involve the lease of federal lands, our private holdings can yield their solar market potential with significantly less regulatory complexity and risk.

Finally, I am proud to say that Cadiz is pursuing a broader set of initiatives to communicate the Company’s commitment to sustainability and good citizenship.  We are building key alliances with environmental groups and organized labor.  We are now in discussions with a major environmental organization to develop a model  set of “sustainable stewardship practices” that Cadiz will agree to live by, including a potential conservation easement protecting significant surface holdings.  In addition, we are developing a series of labor agreements to ensure that the Company produces green collar jobs at good wages.

These efforts are a logical extension of Cadiz’s 26-year history of sustainable resource management.  We are proud to operate one of the area’s most extensive organic farming operations.  In our first years, we worked to permanently preserve many thousands of acres of the most geologically significant and environmentally sensitive lands still in private hands in the area, including helping set aside a considerable acreage of the Mojave National Preserve.  We believe our core groundwater storage business has always represented the future Californians need to embrace, making better use of renewable groundwater resources and providing a responsible and sustainable alternative to more wasteful surface storage projects that destroy habitat and lose millions of gallons of water to evaporation every year.

We recognize that development of assets of this nature takes a considerable amount of time.  However, for all the reasons outlined in this letter we continue to believe the extraordinary value of our asset is close to being realized.  In each of our renewable resource ventures, we are expecting transformational progress in the months to come.  Again, we believe these arrangements will benefit shareholders while meeting California’s water and energy sustainably and for the long-term.  We look forward to success in these endeavors.

As always, if you have any questions, please contact our Investor Relations Manager, Courtney Degener, at 213-271-1600.

Sincerely,

Keith Brackpool

Chairman and Chief Executive Officer

Cadiz Inc.